Exhibit 77Q1 to Neuberger & Berman Income Managers
Trust N-SAR 6/26/98

File Number:	811-7824
CIK Number:	0000908473

The following amendments have been made to the By-Laws of Income Managers Trust:

Sections 1 to 3 of Article X relating to procedures designed to address potential conflicts of interest between Income
Managers Trust and Neuberger & Berman
Income Funds and Neuberger & Berman
Income Trust have been deleted and Section
4 of Article X has been renumbered
as Section 1.

The following amendments have been made
to the Declaration of Trust of Income Managers Trust:

The first sentence of Article VI,
Section 6.1 has been amended to read as follows:

6.1. Interests.  The beneficial
interest in the Trust Property
shall consist of Interests that
are non-transferable except to the extent transfer is permitted by Section 6.3 thereof.
Article VI, Section 6.3 has been amended to read as follows:

6.2. Transferability.  A Holder
may transfer its Interest for purposes
of effecting a merger or consolidation
of the Trust or any one or more Series
thereof, or a sale, lease or exchange
of all or substantially all of the Trust
Property or the assets belonging to
one or more Series, as applicable,
or, with approval of the Board of
Trustees, for the purpose of effecting
a merger or consolidation of the
Holder or any one or more series of
Holders or a sale, lease or exchange
of all or substantially all of the
property or the assets belonging to
a Holder or one or more series of Holders.
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DC-244688.01